EXHIBIT 99.1

New World Restaurant Group Announces First Quarter Financial Results

Selected Highlights:

•                  Revenue increases 4.1% to $97.1 million

•                  Comparable store sales up 6.2%

•                  6th consecutive quarter of comparable store sales growth

•                  Gross profit Up 8.1% to $18.5 million

•                  Operating income increases 13.2% to $1.9 million

•                  $136,000 in cash flow from operations

•                  Debt refinancing strengthens balance sheet, adds financial flexibility

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced improved financial results for its first quarter ended April 4, 2006.

FIRST QUARTER RESULTS

The Company reported first quarter revenue of $97.1 million, up 4.1% from revenue of $93.3 million in the same quarter last year.  The increase in revenue was attributable to a 6.2% improvement in comparable store sales for the period. The average check size in the first quarter increased 6.3%, partially offset by a 0.1% decrease in transactions.  The Company has achieved six consecutive quarters of comparable store sales growth.

Gross profit increased 8.1% to $18.5 million in the first quarter from $17.2 million in the same quarter last year.  The increase primarily reflected improved margins at company-owned restaurants, where the Company benefits from food cost modeling and incremental sales growth.

Total operating expenses increased 7.5% in the first quarter to $16.7 million versus $15.5 million in the first quarter of 2005 due primarily to an increase in general and administrative expense and the implementation of SFAS 123R, “Share-based Payments.”  General and administrative expense increased 21.7%, or $1.9 million, to $10.6 million as a result of performance-driven compensation expense resulting from the Company’s improved operating performance and $0.2 million in stock based compensation expense.  In addition, the Company incurred higher costs for restaurant management and franchisee leadership training, and for transitioning to a new distributor.  Impairment charges and other related costs declined 21.6% to $76,000.  Depreciation and amortization declined 10.5% as a portion of the Company’s asset base became fully depreciated.  The Company had a loss on sale, disposal or abandonment of assets of $21,000 versus $4,000 in the same period last year.

Income from operations increased 13.2% to $1.9 million in the first quarter from $1.7 million in the same quarter last year.  The Company generated $135,000 in cash in the first quarter as compared with $6.3 million in cash consumed in the same quarter last year.

Total other expense in the first quarter of 2006 was $14.0 million, up from $5.9 million in the same quarter last year.  The increase was attributable to $8.8 million in costs associated with the redemption and prepayment of the Company’s $160.0 million in notes, which were refinanced during the first quarter in a move designed to reduce long-term interest costs, improve cash flow and increase financial flexibility.  Specifically, the Company incurred a prepayment charge of $4.8 million and wrote off $4.0 million of debt issuance costs.

Including the $8.8 million in costs related to the debt refinancing and $0.2 million in stock-based compensation expense, the net loss in the first quarter was $12.1 million, or $1.20 per basic and diluted share, versus a net loss of $4.2 million, or $0.43 per basic and diluted share, in the same quarter a year ago.

Consolidated EBITDA (as defined in our loan agreements) is a non-GAAP base measure used by our lenders in determining compliance with our covenant ratios. Management believes Consolidated EBITDA is helpful to its lenders and shareholders as an indicator of earnings available to service debt.  Investors interested in information regarding Consolidated EBITDA are encouraged to view the presentation, reconciliation and cautionary language regarding non-GAAP financial measures included near the end of this news release.

Cash balances at April 4, 2006, were $3.8 million in cash and $2.6 million in short-term restricted cash as compared with cash of $1.6 million and short-term restricted cash of $2.6 million at January 3, 2006.  The Company invested $2.6 million in cash in the first quarter for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

“We are very pleased with another strong quarterly performance,” said Paul Murphy, president and CEO.  “We continue to demonstrate year-over-year growth in the key areas of revenue, same store sales, gross margins and operating income.  We are focused on continuous improvement in all areas of our operations with an emphasis on product quality and variety, store appearance and excellent customer service.  We are also pursuing a variety of initiatives designed to develop new revenue streams and enhance the visibility of our Einstein Bros., Noah’s and Manhattan Bagel brands.”

Rick Dutkiewicz, chief financial officer, added, “During the first quarter we put in place $185 million in new financing that’s expected to lower our average cash interest rate by approximately three percentage points, thereby improving cash flow by more than $5.3 million per year.  This was a significant milestone that improved our financial flexibility and better positioned us to pursue same store sales growth and enhance our ability to open between five to seven new restaurants in 2006.”

CONFERENCE CALL

Management will conduct a conference call to discuss first quarter results on May 10, 2006, at 2:15 p.m. Mountain Time (4:15 p.m. EST).  The call-in numbers for the conference call are 1-877-381-6509 for domestic toll free and 706-679-7388 for international.  The conference ID number is 8820025.  A telephone replay will be available through May 24, 2006, and may be accessed by calling 1-800-642-1687 for domestic toll free or 706-645-9291 for international.  The conference ID number is 8820025.  To access a live web cast of the call, please visit New World’s website at www.newworldrestaurantgroup.com.  A replay of the webcast will be available on the website through June 10, 2006.

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of April 4, 2006, the Company’s retail system consisted of 621 locations, including 432 company-owned locations, as well as 117 franchised and 72 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.  Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, EBITDA, adjusted EBITDA, net loss, comparable store sales, average check and transactions are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the first quarter of 2006 are not necessarily indicative of future results which are subject to increasing utility and other costs, and other seasonal effects; (iii) the Company’s expectation that the debt refinancing will lower the cash interest rate by 3 percentage points and increase annual after-tax cash flow by $5.3 million is dependent upon  LIBOR rate remaining stable.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

jay@pfeifferhigh.com

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@nwrgi.com

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIRST QUARTER ENDED APRIL 4, 2006 AND MARCH 29, 2005

(in thousands, except earnings per share and related share information)

(unaudited)

	April 4,	March 29,
	2006	2005
Revenues:
Retail sales	$90,580	$86,859
Manufacturing revenues	5,021	4,994
Franchise and license related revenues	1,475	1,442

Total revenues	97,076	93,295

Cost of sales:
Retail costs	73,526	71,430
Manufacturing costs	5,005	4,707

Total cost of sales	78,531	76,137

Gross profit	18,545	17,158

Operating expenses:
General and administrative expenses	10,561	8,680
Depreciation and amortization	6,004	6,708
Loss on sale, disposal or abandonment of assets, net	21	4
Integration and reorganization cost	—	5
Impairment charges and other related costs	76	97

Income from operations	1,883	1,664
Other expense (income):
Interest expense, net	5,209	5,919
Prepayment penalty upon redemption of $160 Million Notes	4,800	—
Write-off of debt issuance costs upon redemption of $160 Million Notes	3,956	—
Other	10	(57)

Loss before income taxes	(12,092)	(4,198)

Provision for income taxes	—	—

Net loss	$(12,092)	$(4,198)

Net loss per common share — Basic and Diluted	$(1.20)	$(0.43)

Weighted average number of common shares outstanding:
Basic and Diluted	10,065,072	9,848,713

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 4, 2006 AND JANUARY 3, 2006

(in thousands, except share information)

(unaudited)

	April 4,	January 3,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,847	$1,556
Restricted cash	2,643	2,554
Franchise and other receivables, net of allowance of $591 and $480, respectively	4,982	5,506
Inventories	4,966	5,072
Prepaid expenses and other current assets	5,121	4,506
Total current assets	21,559	19,194

Restricted cash long-term	595	595
Property, plant and equipment, net	31,867	33,359
Trademarks and other intangibles, net	65,761	67,717
Goodwill	4,875	4,875
Debt issuance costs and other assets, net	5,791	5,184

Total assets	$130,448	$130,924

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,658	$5,848
Accrued expenses	26,711	24,789
Short term debt and current portion of long-term debt	2,180	280
Current portion of obligations under capital leases	59	19
Total current liabilities	34,608	30,936

Senior notes and other long-term debt, net of discount	168,042	160,560
Obligations under capital leases	126	29
Other liabilities	8,742	8,610
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	268,518	257,135

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 10,065,072 and 10,065,072 shares issued and outstanding	10	10
Additional paid-in capital	176,183	176,018
Unamortized stock compensation	—	(68)
Accumulated deficit	(314,263)	(302,171)
Total stockholders’ deficit	(138,070)	(126,211)

Total liabilities and stockholders’ deficit	$130,448	$130,924

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTER ENDED APRIL 4, 2006 AND MARCH 29, 2005

(in thousands)

(unaudited)

	April 4,	March 29,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(12,092)	$(4,198)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,004	6,708
Stock based compensation expense	216	17
Loss, net of gains, on disposal of assets	21	4
Impairment charges and other related costs	76	97
Integration and reorganization costs	—	5
Provision for (recovery of) losses on accounts receivable, net	128	(91)
Amortization of debt issuance and debt discount costs	227	462
Write-off of debt issuance costs	3,956	—
Changes in operating assets and liabilities:
Franchise and other receivables	396	1,638
Accounts payable and accrued expenses	1,732	(9,960)
Other assets and liabilities	(528)	(970)

Net cash provided by (used in) operating activities	136	(6,288)

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,559)	(2,178)
Proceeds from the sale of equipment	48	75

Net cash used in investing activities	(2,511)	(2,103)

FINANCING ACTIVITIES:
Proceeds from line of credit	11	5,415
Repayments of line of credit	(11)	(5,430)
Repayment of other borrowings	—	(5)
Payments under capital lease obligations	(4)	—
Repayment of notes payable	(160,000)	—
Borrowings under First Lien	80,000	—
Borrowing under Second Lien	65,000	—
Borrowings under Subordinated Note	24,375	—
Debt issuance costs	(4,705)	—

Net cash provided by (used in) financing activities	4,666	(20)

Net increase (decrease) in cash and cash equivalents	2,291	(8,411)
Cash and cash equivalents, beginning of period	1,556	9,752
Cash and cash equivalents, end of period	$3,847	$1,341

The accompanying notes are an integral part of these consolidated financial statements.

NON-GAAP FINANCIAL MEASURES

Consolidated EBITDA is a non-GAAP base measure used by our lenders in determining compliance with our covenant ratios. Consolidated EBITDA, as defined in our loan agreements relating to our Revolving Facility, First Lien Term Loan, Second Lien Term Loan, and Subordinated Note (collectively referred to herein as our loan agreements) represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain/loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges, (5) stock-based compensation and (6) other expense (income). Consolidated EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. Consolidated EBITDA is measured on a twelve month period ending on the last day of each fiscal quarter and based on our existing debt structure and the lien covenants for the quarter ended April 4, 2006, must be greater than $33 million to remain in compliance with our covenant ratios. We present Consolidated EBITDA because it relates to covenants contained in each of our loan agreements which are material to us, our financial condition and liquidity. If we do not comply with the covenant ratios which use Consolidated EBITDA as the base measure, an Event of Default (as defined in our loan agreements) would occur and, subject to the applicable notice and cure periods, the lenders could declare all amounts outstanding immediately due and payable and pursue all available remedies for payment of such amounts.  As of April 4, 2006, we were in compliance with all of our ratio covenants under our Revolving Facility, First Lien Term Loan, Second Lien Term Loan, and Subordinated Note.

Data regarding Consolidated EBITDA is provided as additional information to help our lenders understand our compliance with our ratio covenants. We also believe Consolidated EBITDA is useful to our lenders and shareholders as an indicator of earnings available to service debt.  Consolidated EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Consolidated EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. We believe Consolidated EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Consolidated EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

The following tables reconcile Consolidated EBITDA to net loss and cash flows used in operating activities, respectively:

	First quarter ended:
Reconciliation of Net Loss to Consolidated EBITDA:	2006	2005
Net loss	$(12,092)	$(4,198)
Adjustments as defined in the loan agreements:
Stock based compensation expense	216	17
Depreciation and amortization	6,004	6,708
Loss on sale, disposal or abandonment of assets, net	21	4
Integration and reorganization cost	—	5
Impairment charges and other related costs	76	97
Interest expense, net	5,209	5,919
Prepayment penalty upon redemption of $160 Million Notes	4,800	—
Write-off of debt issuance costs upon redemption of $160 Million Notes	3,956	—
Other expense (income)	10	(57)
Certain corporate expenses	133	—
Certain other charges	18	—
Consolidated EBITDA	$8,351	$8,495

	First quarter ended:
Reconciliation of Net Cash Used in Operating Activities to Consolidated EBITDA:	2006	2005
Net cash provided by (used in) operating activities	$136	$(6,288)
Adjustments as defined in the loan agreements:
Changes in operating assets and liabilities	(1,600)	9,292
Provision for (recovery of) losses on accts receivable	(128)	91
Amortization of debt issue costs	(227)	(462)
Interest expense, net	5,209	5,919
Prepayment penalty upon redemption of $160 Million Notes	4,800	—
Other expense (income)	10	(57)
Certain corporate expenses	133	—
Certain other charges	18	—
Consolidated EBITDA	$8,351	$8,495